AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 2001

                          Registration No. 333-________



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                             DISEASE SCIENCES, INC.
                              ---------------------
            (Exact name of registration as specified in its charter)



                  Delaware                                 13-264091
         (State or other jurisdiction                  (I.R.S. Employer
       of incorporation or organization)              Identification No.)




                               20283 State Road 7
                                    Suite 400
                            Boca Raton, Florida 33498
          (Address and Telephone Number of Principal Executive Offices)




       2000 Management and Director Equity Incentive and Compensation Plan
     ------------------------------------------------------------------------
                            (Full Title of the Plan)


                                   Copies to:

    Dr. Wayne Goldstein                              Roxanne K. Beilly, Esq.
         President                                    Atlas Pearlman, P.A.
   Disease Sciences, Inc.                           350 East Las Olas Boulevard
20283 State Road 7, Suite 400                               Suite 1700
   Boca Raton, FL  33498                             Fort Lauderdale, FL 33301
       (561) 487-3655                                      (954) 763-1200

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
                                                      Proposed              Proposed
                                                       maximum               maximum
                                                      offering              aggregate            Amount of
  Title of securities         Amount to be            price per             offering           registration
   to be registered            registered              share                price                   fee
------------------------------------------------------------------------------------------------------------

Common Stock, $.001
par value per share (1)     7,750,000 shares            $.35               $2,712,500              $679

Common Stock, $.001
par value per share (1)     2,000,000 shares            $.155                 310,000                78

Common Stock, $.001
par value per share (1)       250,000 shares            $.20                   50,000                13

        Totals             10,000,000 shares                               $3,072,500              $770

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the "Securities Act") based upon the closing bid and asked prices for the common stock as reported on the OTC Bulletin Board on August 10, 2001.

         When used herein, the terms "Disease Sciences," "we," "us," and "our" refers to Disease Sciences, Inc., formerly known as AuctionAnything.com, Inc., a Delaware corporation, and its subsidiary Disease S.I., Inc., a Florida corporation.

PROSPECTUS

                             DISEASE SCIENCES, INC.

                        10,000,000 Shares of Common Stock

                            To Be Issued Pursuant to
       2000 Management and Director Equity Incentive and Compensation Plan

         This prospectus forms a part of a registration statement which registers an aggregate of 10,000,000 shares of our common stock which may be issued from time to time to certain of our officers, directors, employees and consultants in the form of restricted stock awards or performance stock awards, or upon the exercise of stock options granted to these individuals or entities, under our 2000 Management and Director Equity Incentive and Compensation Plan. These individuals or entities are sometimes collectively referred to as the "selling shareholders." This prospectus also covers the resale of the shares of our common stock issued pursuant to this prospectus by persons who are our "affiliates" within the meaning of federal securities laws. The selling shareholders may sell all or a portion of the shares of our common stock from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices. We will not receive any proceeds from sales by selling shareholders.

         No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of common stock shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

         Investing in our shares involves certain risks. See the "Risk Factors" section beginning on page 14.

         These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

                 The date of this prospectus is August 15, 2001.

                              AVAILABLE INFORMATION

         We have filed with the SEC a registration statement on Form S-8. This prospectus is part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about Disease Sciences and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, each of you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC as discussed below.

         We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until the offering is completed.

         - our annual report on Form 10-KSB for the fiscal year ended January 31, 2001, as amended on Form 10-KSB/A filed on August 16, 2001,

         - our quarterly report on Form 10-QSB for the quarter ended April 30, 2001,

         - our current reports on Form 8-K filed on June 6, 2001 and June 7, 2001,

         - our Definitive Information Statements filed on June 18, 2001, June 26, 2001 and July 23, 2001,

         -        our current report on Form 8-K/A filed on June 29, 2001,

         -        our current report on Form 8-K filed on July 26, 2001, and

         - all reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.

         Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

         Corporate Secretary
         Disease Sciences, Inc.
         20283 State Road 7
         Suite 400
         Boca Raton, Florida  33498

                                  OUR BUSINESS

         This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. You are urged to read this prospectus carefully and in its entirety.

Our History

         From 1999 until July 2001, we operated a variety of Internet-related services. We were unable to generate positive cash flow from these Internet-related businesses. On May 23, 2001, we executed an Agreement and Plan of Reorganization and Stock Purchase Agreement (the "Disease SI Agreement") with Disease S.I., Inc., a Florida corporation ("Disease SI") and its shareholders, Dr. Wayne Goldstein and Mr. Brian S. John. Under the terms of the Disease SI Agreement, we acquired 100% of the issued and outstanding stock of Disease SI in exchange for 60,000,000 shares of our common stock. Disease SI is a developmental stage biopharmaceutical/clinical diagnostics company.

         Concurrent with the closing of the Disease SI Agreement, Dr. Goldstein and Mr. John were appointed our officers and directors, and Messrs. Martin Meads and John Hotaling, who had been our executive officers, resigned their positions as officers, but remained as members of our board of directors and officers of North Orlando Sports Promotions, Inc., which was our wholly-owned subsidiary.

         Following completion of the acquisition of Disease SI, it became apparent to us that it would be in our best long term interest that the Internet operations be conducted apart from our biopharmaceutical/clinical diagnostics operations. On July 24, 2001, we sold Mr. Hotaling North Orlando Sports Promotions, Inc., in exchange for the assumption of all liabilities related to North Orlando and its operations estimated at approximately $112,000, and which included the forgiveness of $91,500 in accrued compensation. Included in the sale along with the capital stock of North Orlando were fixed assets, rights to several domain names and various contractual rights and obligations. On July 24, 2001, Messrs. Hotaling and Meads resigned as members of our Board of Directors.

         We were incorporated in Delaware in February 1969. Following the transaction with Disease SI, on July 16, 2001, we changed our name to Disease Sciences, Inc.

Plan of Operation

         Our long-term goal is to become a partially integrated pharmaceutical company with capabilities in research, drug development, clinical investigation, and regulatory affairs. We are planning to employ a broad array of technologies to detect, identify and quantify substances in blood or other bodily fluids and tissues. We intend to target and develop proprietary pharmaceutical compounds and new technologies. Our primary goal will be to develop a Transmissible Spongiform Encephalopathy ("TSE") test, useful in the diagnosis of TSE diseases such as scrapie in sheep, Bovine Spongiform Encephalopathy (BSE) in cattle (commonly known as "mad-cow disease"), Chronic Wasting Disease (CWD) in wild deer and elk and Creutzfeldt-Jakob Disease (CJD) in humans. We believe these test results may be used in the diagnosis, detection, evaluation, monitoring and potential treatment of diseases and other medical conditions.

         Our overall plan of operation includes:

         * identifying, acquiring and exploiting rights to new technologies and compounds relating to BSE, CJD and other neurological disorders;

         * enhancing the value of those assets through further research and clinical testing;

         * performing clinical studies towards regulatory approval and attempt to market our drugs through licensing agreements with pharmaceutical companies; and

         * working to develop other promising compounds in-house and in collaboration with third parties.

         In the implementation of our plan of operation, our principal activities will include:

         *        researching and developing technologies for TSE screening;

         * conducting clinical studies to validate our TSE screening tests;

         * negotiating licenses for intellectual property of others incorporated into our technologies;

         * developing relationships with leaders in the scientific and medical communities;

         * conducting market studies and analyzing potential approaches for commercializing technologies which may develop;

         *        hiring research and clinical personnel;

         *        hiring management and other support personnel; and

         *        raising capital.

         Our goal is to eventually offer TSE screening services to establish the market. We will then seek to license our technologies to leading clinical reference laboratories to enable them to develop tests. We may also choose to package our technologies and seek approval for diagnostic test kits with which any clinical laboratory could conduct our tests.

         Currently, we do not maintain any research or laboratory premises, but plan to utilize such facilities on a contractual or collaborative basis at academic and research institutions, as well as contract research organizations. Considering the commercialization infrastructure necessary to effectively market our target drug products, we will also seek to establish joint ventures or collaborations with universities and pharmaceutical companies, both domestically and outside the United States. We will also seek universities as well as corporate partners, who will be responsible for at least part of the clinical development, regulatory approval, manufacturing and marketing of the drug product. Under such an arrangement, we expect to receive certain up-front and sub-licensing fees, ongoing research contracts, milestone payments, and royalties on drug product sales.

About Prions And Prion Diseases

         Prions (pronounced "pree-ons") are infectious proteins that are the causative agents of spongiform encephalopathies. Prions consist of a single molecule containing about 250 amino acids termed the PrP protein. Prions are unique in that they break many rules of biology. Most life forms such as viruses, bacteria, plants and humans pass down their blueprints for all their progeny via their deoxyribonucleic acid (DNA). Generally, in nature the process for converting the blueprints into building blocks must involve replication of DNA, transcription of the message into ribonucleic acid (RNA) and translation of the RNA's message to form proteins, the building blocks of cells, tissues, organs and whole organisms. Prions differ in that they contain no DNA or RNA. With prions, we have life forms where abnormal proteins direct the refolding of normal proteins just by direct contact. The difference between the normal and abnormal proteins does not lie in their primary structure (the sequence of their amino acids), but rather in their folding. Prion infected proteins are folded into abnormal shapes in a way that allows them to resist normal protease degradation which over time leads to the build up of aggregates of the abnormal protein, especially in neurons in the brain.

         Prions are also unique in that are not destroyed by the usual means to kill infectious agents. They are resistant to boiling at temperatures as high as 250 degrees Celsius (over 400 degrees Fahrenheit). They are also resistant to ionizing radiation. Additionally, prion related diseases are also extremely difficult to diagnose. Currently, there is no blood test for TSE, and infected animals do not mount any immune response to the infection and signs of diseases like BSE, are often only possible to diagnose at autopsy.

         Prion diseases are progressive degenerative disorders of the central nervous system. In cattle, the latency (incubation period) for mad cow disease is roughly five years, meaning that cows have the disease for five years before symptoms begin to appear. No one knows the latency period for CJD in humans, but it is estimated at 10 years. Because of this uncertainty, as was with AIDS, no one is sure how many people in England already have contracted the disease but are not yet showing symptoms.

History Of Transmissible Spongiform Encephalopathies (TSE) and Scrapie

         The history of Transmissible Spongiform Encephalopies (TSE) can be traced back to England in the mid-1700s in the form of a disorder called "scrapie" found mostly in sheep and goats. Originally thought to be a genetic disease, scrapie was believed to be inherent in poorly bred animals. This belief continued through the 1930s when French researchers proved that it was not transferred genetically, but in fact was infectious. American scientists later discovered that they were able to transmit scrapie from sheep to cows by injecting infectious material into their brains.

         In England, at times scrapie had become quite prevalent. Over the past couple of centuries it was believed that at one time or another as many as one-third of British sheep had been infected with the disease. The disease secured its first known foothold in the United States in 1947, when an outbreak, traced to an import of purebred Suffolk sheep, was reported in Michigan. In 1952, when scrapie outbreaks were reported in California and Ohio, the United States Department of Agriculture (USDA) launched the first of two eradication programs, requiring the slaughter of entire herds infected with even a single case of scrapie. Farmers and sheep herders concerned with protecting their financial interests became reluctant to report suspected cases, and scrapie was "driven underground." From the mid-1950s through the mid-1970s, a few flocks yearly in the U.S. were reported infected, numbers that the USDA felt were too small to be credible. To combat scrapie secrecy, in 1978 the USDA instituted the Scrapie-Eradication Program, a program of reimbursing farmers two thirds of the appraised value, up to $300 per animal, of the sheep sacrificed in their entire flocks suspected of carrying scrapie. In 1983, it was decided that the revised USDA policy for farmers would be to kill (and be reimbursed for) only infected sheep and their immediate relatives not their entire flocks. Upon revision of the USDA policy, reports of scrapie increased. In 1992, for a combination of scientific and budgetary reasons, the Scrapie-Eradication Program was dismantled. In 1992, farmers were given six months to report sick sheep for reimbursement, and then the program officially closed. In the U.S. today, a voluntary system is in place under which farmers can apply to have their sheep certified "scrapie-free."

         Scrapie is important because it is believed that it is the origin of Bovine Spongiform Encephalopathy (BSE), or mad-cow disease. It is widely believed that scrapie jumped species when farmers began feeding infected sheep to cattle as a means of providing the cattle with a cheap form of protein.

Bovine Spongiform Encephalopathy (BSE)

         Bovine Spongiform Encephalopathy (BSE), a prion disease also known as mad-cow disease, is a progressive, lethal central nervous system disease which targets cattle. BSE is characterized by the appearance of vacuoles, or clear holes, in neurons in the brains of affected cattle that give the brain the appearance of a sponge or spongiform. BSE was initially recognized in cattle in the United Kingdom in 1986. After its discovery, research led scientists to the conclusion that the bovine agent had originated from a scrapie agent, which has been present within sheep in the United Kingdom for over 200 years. It is presumed that the scrapie agent jumped species and moved into cattle when sheep offal (the leftover parts of butchered animals) were ground down and included as a protein supplement in cattle feed. As cattle that had ingested the diseased scrapie began to die, cattle carcasses and offal were then themselves ground down and used as a protein supplement for future cattle feed. In essence, the epidemic of mad-cow disease was caused by an innovation of feeding dead cows to live cows. Cows and sheep are, by nature, herbivores (vegetarians). Further research has concluded that mad-cow disease was transmitted through such feed, and especially through certain tissues of the offal including the brain, spinal cord, eyes, spleen and certain nerve tissues.

         BSE in cattle in Europe had reached epidemic proportions by 1992 more than 1,000 cases were being reported. Between 1987 and 2000 over 180,000 cattle were identified as having BSE in countries including UK, Ireland, Portugal, France and Switzerland.

Chronic Wasting Disease (CWD)

         Chronic wasting disease, another TSE, was diagnosed more than a decade ago in mule deer and elk in Colorado and Wyoming. Since 1981, CWD has been spreading slowly among wild deer and elk herds in the Rocky Mountains, and now afflicts between 4% and 8% of 62,000 deer in the region between Fort Collins, Colorado and Cheyenne, Wyoming.

         During 1999, CWD erupted among a herd of elk on a farm near Philipsburg, Montana which raised elk commercially. A few of the elk which had been shipped by the farm to other destinations in the United States were subsequently discovered to be infected with CWD. Montana health authorities slaughtered 81 elk on the farm, and initially announced plans to incinerate the carcasses. Upon determination that incineration would be too expensive, the animals, together with the equipment used to feed, water and care for the animals, were buried at a landfill. Montana authorities announced that the fence line at the elk farm would be decontaminated, but they did not say what procedure they would use, nor did they announce what would become of the contaminated land. The disease agent that causes CWD - a prion protein - is very hardy and resists destruction by traditional sterilization techniques like alcohol and heat.

        In northeastern Colorado and southeastern Wyoming, state officials are urging hunters to protect themselves when dressing wild deer and elk which they have shot. Hunters should wear rubber gloves, minimize contact with brain and spinal cord tissues, discard the brain, spinal cord, eyes, spleen and lymph nodes and refrain from eating any of these organs. Although there is no evidence that CWD can cross over from deer and elk to humans, because there was previously no firm evidence that mad cow disease could afflict humans until 1999, wildlife officials in the Rocky Mountains states believe caution is warranted.

Creutzfeldt-Jakob Disease (CJD)

         BSE in humans is referred to Creutzfeldt-Jakob Disease. In its natural form, CJD was first described in the 1920s by German physicians Has Gerhard Creutzfeldt and Alfons Jakob. Symptoms vary, but may include loss of coordination, personality changes, mania and dementia. In the United States approximately 250 cases are diagnosed each year. Confirming a diagnosis of CJD has historically been difficult as traditional laboratory tests have been ineffective in detecting CJD. The disease does not induce a fever or other systemic manifestations. Accordingly, a definitive diagnosis of CJD has traditionally required a brain biopsy or autopsy which can detect the characteristic changes in the brain tissue caused by the disease. Moreover, a brain biopsy may sometimes produce a false-negative result if the biopsied area was unaffected by the disease. The difficulties involved in diagnosing CJD may have prevented the identification of the disease in some cases. Because brain biopsy for diagnosing CJD is invasive, costly and risky, it is often not performed. Additionally, some physicians may not consider the possibility of a CJD diagnosis since the disease is deemed to be rare and the clinical symptoms of CJD can often be attributed to other ailments. Consequently, CJD may be mistaken for a variety of psychological illnesses and other neurological disorders including Alzheimer's disease, Huntington's Disease and vascular irregularities. The extent to which such misdiagnosis may have occurred is presently unknown. Currently, fewer than 10% of all deaths are investigated with an autopsy, and even a smaller percentage of victims of dementia. The disease is inevitably fatal as at the present time there is no known effective treatment or cure for CJD.

Our Solution

         Many non-invasive TSE screening methods are not effective early detection methods. We intend to develop screening tests that we believe will allow for the direct early detection of several types of TSE diseases. The first application of our technologies will be to undertake TSE screening. We believe veterinarians will order tests to screen for the presence of TSE every one to two years. Through regular screening, we believe that tests using our developed technology will enable the detection of TSE earlier, so that the animals may be properly destroyed and avoid these diseased animals from entering the food chain.

         We believe TSE screening tests using our technologies could become a widely accepted and regularly used screening tool as a result of certain features and benefits including earlier detection, higher sensitivity, higher compliance and scalability.

         Our goal is to become a contender in the early detection of TSE. The key components of our strategy include:

         - Developing TSE screening technologies. We selected TSE as the first technology because the target market is large and not well served. Once developed, we intend to license our proprietary technologies and sell reagents to leading clinical reference laboratories to enable them to develop tests. We may also package our technologies and seek approval for diagnostic test kits with which any clinical laboratory could conduct our tests.

         - Extend our screening technologies to other neurological disorders. We believe that our to-be-developed technologies will be applicable to the early detection of several other types of neurological disorders. We also believe that certain of our technologies will allow for the early detection without knowledge of the precise basis of the disorder. As a result, we may be able to develop tests for disorders before the basis of such disorders is discovered.

Product Research and Development

         We intend to conduct extensive product research and development activities, and these research and development activities are expected to play a major role in our projected future growth. In conjunction with the implementation of our plan of operation, we will hire and establish research teams. These research teams will attempt to develop new technology and new applications for existing technology. In our development and testing, we also intend to consult with scientific and medical professionals at universities, hospitals and medical schools. Despite the fact that there can be no assurance that the technologies and/or pharmaceutical compounds that we may develop will ultimately prove to be profitable, we anticipate that we will spend the necessary capital on research and development in the foreseeable future in order to enhance pharmaceutical properties, and to develop new potential products. We are unable at this time to estimate the total amount which will be spent on research and development by us, however, our actual ability to conduct this research and development is dependent upon securing sufficient working capital. See "Risk Factors."

Government Regulation

         We will be subject to extensive regulation by the United States Food and Drug Administration (FDA) under the Federal Food, Drug and Cosmetic Act, as well as regulations governing the development, marketing, labeling, promotion, manufacturing and export of our products.

         Generally medical devices, a category that will include our to-be-developed products, require FDA approval or clearance before they may be marketed. The FDA has not, however, actively regulated laboratory tests that have been developed and used by the laboratory conducting the tests. The FDA does regulate the sale of reagents used in laboratory tests. The FDA refers to the reagents used in these tests as analyte specific reagents. Analyte specific reagents react with a biological substance to identify a specific DNA sequence or protein and generally do not require FDA approval or clearance if they are used in in-house laboratories or are sold to clinical laboratories certified by the government to perform high complexity testing and are labeled in accordance with FDA requirements, including a statement that their analytical and performance characteristics have not been established. A similar statement would also be required on all advertising and promotional materials relating to analyte specific reagents such as those to-be-developed by us. Laboratories also are subject to restrictions on the labeling and marketing of tests that have been developed using analyte specific reagents. The analyte specific reagent regulatory category is relatively new and its boundaries are not well defined, and there has been some discussion within the government of changing the analyte specific reagent regulation, although it is not certain whether any such changes would affect our plan of operation. In the event we are successful in implementing our plan of operation, we believe that our in-house testing and the analyte specific reagents that we intend to sell to leading clinical reference laboratories will not require FDA approval or clearance. We cannot be sure, however, that the FDA will not assert that our tests or one or more of our to-be-developed reagents require premarket approval or clearance. In addition, we cannot be sure that the FDA will not treat the licensing of our intellectual property as labeling that would subject the reagent to premarket approval or clearance and other FDA regulation. In addition, we cannot be sure that the FDA will not change its position in ways that could negatively affect our operations.

         Any diagnostic test kits that we may sell would require FDA approval or clearance before they could be marketed. There are two review procedures by which a product may receive such approval or clearance. Some products may qualify for clearance under a premarket notification, or 510(k) procedure, in which the manufacturer provides to the FDA a premarket notification that it intends to begin marketing the product, and demonstrates to the FDA's satisfaction that the product is substantially equivalent to a legally marketed product, which means that the product has the same intended use as, is as safe and effective as, and does not raise different questions of safety and effectiveness than a legally marketed device. A 510(k) submission for an in-vitro diagnostic device generally must include manufacturing and performance data, and in some cases, it must include data from human clinical studies. Marketing may commence when the FDA issues a clearance letter.

         If a medical device does not qualify for the 510(k) procedure, the FDA must approve a premarket approval application, or PMA, before marketing can begin. PMA applications must demonstrate, among other matters, that the medical device is safe and effective. A PMA application is typically a complex submission, usually including the results of preclinical and extensive clinical studies. Before FDA will approve a PMA, the manufacturer must pass an inspection of its compliance with the requirements of the FDA's quality system regulations.

         Assuming that we are successful in implementing our business plan, we believe that most, if not all, of the products which we anticipate we will develop and sell in diagnostic test kit form will require PMA approval. The PMA process is lengthy and costly, and we cannot be sure that the FDA will approve PMAs for our products in a timely fashion, if at all. FDA requests for additional studies during the review period are not uncommon, and can significantly delay approvals. Even if we were able to gain approval of a product for one indication, changes to the product, its indication, or its labeling would be likely to require additional approvals.

         Regardless of whether a medical device requires FDA approval or clearance, a number of other FDA requirements apply to its manufacturer and to those who distribute it. Device manufacturers must be registered and their products listed with the FDA, and certain adverse events and product malfunctions must be reported to the FDA. The FDA also regulates the product labeling, promotion, and in some cases, advertising, of medical devices. Manufacturers must comply with the FDA's quality system regulation which establishes extensive requirements for quality control and manufacturing procedures. Thus, manufacturers and distributors must continue to spend time, money and effort to maintain compliance, and failure to comply can lead to enforcement action. The FDA periodically inspects facilities to ascertain compliance with these and other requirements.

         We will also be subject to U.S. and state laws and regulations regarding the operation of clinical laboratories. The federal Clinical Laboratory Improvement Act and laws of certain other states, impose certification requirements for clinical laboratories, and establish standards for quality assurance and quality control, among other things. Clinical laboratories are subject to inspection by regulators, and the possible sanctions for failing to comply with applicable requirements. Sanctions available under the Clinical Laboratory Improvement Act include prohibiting a laboratory from running tests, requiring a laboratory to implement a corrective plan, and imposing civil money penalties. If we should fail to meet the requirements of the Clinical Laboratory Improvement Act or state law, we could incur significant expense.

         Any failure by us to comply with these laws, rules and regulations could lead to stringent sanctions, including withdrawal of products from the market, recalls, refusal to authorize government contracts, product seizures, civil money penalties, injunctions and criminal prosecution.

Competition

         The clinical laboratory business is intensely competitive and we believe that consolidation will continue in the clinical laboratory testing business. Competitors in this segment range in size from small private companies to large multinational corporations. We will seek to compete only in very specific market niches and will not attempt to pursue the most competitive general diagnostics markets. We believe, although there are no assurances, that we will be able to compete based on our technological ability to provide customers with very specific tests, assuming we are successful in implementing our plan of operations. Our prospective competitors will include Abbot Laboratories, bioMerieux, Inc., Roche Diagnostics, BioChem Pharma, Inova, diaSorin, Bayer, Bio-Rad, Paradigm and Medical Analysis Systems. In the intense competitive environment that is the pharmaceutical industry, those companies that complete clinical trials, obtain regulatory approval and commercialize their drug products first will enjoy competitive advantages.

         To our knowledge, none of the large or diagnostics companies are developing tests to conduct blood, urine or feces-based TSE testing; however, companies may be working on such tests that have not yet been announced. In addition, other companies may succeed in developing or improving technologies and marketing products and services that are more effective or commercially attractive than those which may be developed or offered by us. Most of these companies may be larger than we are and will be able to commit significantly greater financial and other resources to all aspects of their business, including research and development, marketing, sales and distribution.

Employees

         We employ a total of three employees, all of whom work full-time. We have no collective bargaining agreements with any unions and believe that our overall relations with our employees are excellent.

Property

         We lease approximately 1,000 square feet of space on a month to month lease for approximately $700 per month at 20283 State Road 7, Suite 400, Boca Raton, Florida 33498. We believe that these facilities are adequate to meet our current and foreseeable requirements and that suitable additional or substitute space will be available on commercially reasonable terms if needed.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase our securities.

         Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in or incorporated by reference into this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus or incorporated herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

         We have a history of losses, an accumulated deficit and we anticipate continuing losses which may result in significant liquidity and cash flow problems. Although we are presently refocusing our plan of operation, there are no assurances we will ever report profitable operations.

         We incurred operating losses since our inception and have an accumulated deficit of ($1,371,858) at April 30, 2001. For the three months ended April 30, 2001, we incurred a net loss of ($28,158). For the years ended January 31, 2001 and 2000, we incurred net losses of ($553,096) and ($728,849), respectively. Our liquidity has substantially diminished because of these continuing operating losses. Although we recently acquired Disease SI, a development stage company, and it is our intention to divest of our Internet-related operations as soon as practicable so that our focus can be on the implementation of Disease SI's business plan, future profitability will depend on substantial increases in revenues from operations. We do not presently anticipate that we will generate any sufficient revenues in the foreseeable future. As a result, we may experience significant liquidity and cash flow problems which will require us to raise additional capital to continue operations.

Disease SI has no operating history.

         Disease SI has no operating history, and it has not generated any revenues to date. We do not expect operating revenue from Disease SI in the foreseeable future. We expect Disease SI to generate losses resulting principally from costs incurred in conjunction with its research and development initiatives. These research and development expenses will include costs related to scientific and laboratory personnel, clinical studies and reagents and supplies used in the development of its technologies. We expect that the cost of its research and development activities will increase substantially as Disease SI continues activities relating to the development of a TSE screening test, and the extension of its technologies to several other forms of TSE. Disease SI is planning clinical studies, the costs of which will be borne by it. We are unable at this time to project the costs of these clinical studies due to the early stage of Disease SI's development. We also expect general and administrative expenses for Disease SI to increase significantly as its hires additional personnel and builds its infrastructure to support future projected growth. These general and administrative expenses are expected to consist primarily of non-research personnel salaries, office expenses and professional fees. We will be required to raise additional capital to fund these anticipated losses. There are no assurances that we will be able to obtain the additional capital in which event our future operations would be materially and adversely affected.

We may need additional financing which we may not be able to obtain on acceptable terms. If we are unable to raise additional capital as needed, the future growth of our business and operations would be severely limited.

         Our plan of operations requires substantial capital investment. Our future capital requirements, however, depend on a number of factors, including our ability to develop our targeted products and to establish strategic relationships that enable us to manufacture and market our targeted products under cost-savings arrangements. Our ability to implement our plan of operation will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions.

         If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Disease Sciences held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing necessary to implement our plan of operation can be obtained on suitable terms, if at all. Our ability to develop our business would suffer if we are unable to raise the additional funds on acceptable terms which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

The development of our products will involve a lengthy and complex process.

         Before we can commercialize our to-be-developed products, we will need to conduct substantial research and development, undertake preclinical and clinical testing and pursue regulatory approvals. This process involves a high degree of risk and takes several years. Assuming we are developing a product, of which there can be no assurance, our product development efforts may fail for many reasons, including failure of the product in preclinical studies, clinical trial data that is insufficient to support the safety or effectiveness of the product or our failure to obtain the required regulatory approvals. In addition, other companies may develop and market methods similar to those proposed by us which could make our technologies, if and when developed, less competitive or even obsolete. For these reasons, and others, we may not successfully commercialize any of the products we proposes to develop.

Any marketable products developed may not be commercially successful.

         Even if we develop products and obtain regulatory approval, those products may not be accepted by the market, or approved for reimbursement by third-party payors. A number of factors may affect the rate and level of market acceptance of these products, including regulation by the FDA and other government authorities including the USDA, market acceptance by administrators, the effectiveness of our to be established sales force, the effectiveness of our to be established production and marketing capabilities or the success of competitive products. If our to-be-developed products are not commercially successful, our results of operations and liquidity will be materially adversely affected.

We may be unable to establish a favorable manufacturing and marketing relationship with a third party which could adversely affect our future prospects.

         We do not intend to manufacture or market any products we may develop. We intend to license to, or enter into strategic alliances with, established pharmaceutical companies that are equipped to manufacture and/or market our to-be-developed products through their distribution networks. No assurances can be given that we will be successful in negotiating relationships with these yet to-be-identified pharmaceutical companies upon business terms which are favorable to us. As we will not have sufficient capital or expertise to enable us to establish our own manufacturing capabilities, any failure on our part to establish favorable relationships will adversely affect our ability to generate revenues.

Our inability to establish strong business relationships with leading clinical reference laboratories to perform tests using our to-be-developed technologies will limit our revenue growth.

         Our plan of operation is dependent upon the establishment of business arrangements with academic and research institutions, as well as contract research organizations, to utilize such facilities on a contractual or collaborative basis. We do not currently have any business relationships with laboratories, and we have limited experience in establishing these business relationships. If we are unable to establish business relationships, we will have limited ability to generate revenues. No assurances can be given that these business relationships can be established, or if established, that the terms will be favorable to us.

If we are unable to gain the support of key scientific collaborators, it may be difficult to establish our to-be-developed technologies as a standard which may limit our revenue growth.

         We are presently seeking to establish relationships with leading scientists which we believe is key to establishing tests using our to-be-developed technologies as a standard. We cannot guarantee that we will be successful in establishing these relationships. Even if we are successful, if any of these scientific collaborators subsequently determine that tests using our to-be-developed technologies are not superior to available screening tests or that alternative technologies would be more effective in the early detection of BSE, we would encounter difficulty establishing tests using our proposed technologies as a standard, which would limit our anticipated revenue growth and profitability.

Our future success depends on our key personnel.

         We rely on our key management personnel. We are substantially dependent on the services of Dr. Goldstein, our Chief Executive Officer. Our strategic planning and key decisions will be made primarily by him. Dr. Goldstein filed a Petition for Chapter Seven bankruptcy and on July twenty-ninth, nineteen hundred ninety-nine, received a Discharge of Debtor. Future success will also depend upon our ability to attract and retain additional highly skilled personnel. The competition for employees at all levels in the area of our target business is intense and is increasing. As a result, if we fail to retain existing employees or hire new employees when necessary, our business, financial condition and operating results could be materially and adversely affected.

If we fail to obtain the approval of the FDA or comply with other FDA requirements, we may not be able to market our proposed products and services and may be subject to stringent penalties.


         The products we have targeted for development will require FDA approval in the USA and will likely undergo a series of long term clinical trials. The products will have to likely go through similar testing in foreign jurisdictions. Their tests are also subject to successful completion of limited trials in the USA and require standardization with respect to methods of use and packaging, subject to FDA approval. There can be no assurance that the tests and trials will ultimately be successful or that the products, if developed, can be commercialized, or approved for use, in either the USA or any other foreign jurisdiction.

         The FDA does not actively regulate laboratory tests that have been developed and used by the laboratory conducting the test. Although the FDA does regulate reagents, such as those proposed to-be-developed by us that react with a biological substance to identify a specific DNA sequence or protein, its regulations provide that most such reagents, which the FDA refers to as analytic specific reagents, are exempt from the FDA's remarket review requirements. If the FDA were to decide to regulate in-house developed laboratory tests, decide to require premarket approval or clearance of our proposed analyte specific reagents, conclude that our to-be-developed reagents do not meet the requirements for analyte specific reagents, or conclude that licensing our to-be-developed intellectual property constitutes non-compliant labeling, the commercialization of our proposed products and services could be delayed, halted or prevented. Finally, our to-be-developed analyte specific reagents will be subject to a number of FDA requirements, including a requirement to comply with the FDA's quality system regulation which establishes extensive regulations for quality control and manufacturing procedures. Failure to comply with these regulations could subject us to enforcement action. Adverse FDA action in any of these areas could significantly increase our expenses and limit our revenue and profitability potentials.

If we fail to comply with regulations relating to clinical laboratories, we may be prohibited from processing our own tests in-house, be required to incur significant expense to correct non-compliance, or be subject penalties.

         Once we establish our own laboratory, we will be subject to U.S. and state laws and regulations regarding the operation of clinical laboratories. For example, the federal Clinical Laboratory Improvement Act imposes certification requirements for clinical laboratories, and establishes standards for quality assurance and quality control, among other things. Clinical laboratories are subject to inspection by regulators, and the possible sanctions for failing to comply with applicable requirements include prohibiting a laboratory from running tests, requiring a laboratory to implement a corrective plan, and imposing civil money or criminal penalties. If, in the future, we should fail to meet the requirements of the Clinical Laboratory Improvement Act, we could be required to halt providing services and incur significant expense, thereby limiting our revenue and profitability potential.

We may fail to adequately protect our intellectual property once developed, which could adversely affects our plan of operations.

         As we develop our products we may apply for trademarks, service marks or patents. Any future inability to obtain trademarks, service marks and/or patents could have a materially adverse effect on our plan of operation. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. Accordingly, the breadth of claims allowed in these companies' patents cannot be predicted. Patent disputes are frequent and can preclude commercialization of products. We may, in the future, be involved in material patent litigation. Patent litigation is costly in its own right and could subject us to significant liabilities to third-parties and, if decided adversely, we may need to obtain third-party licenses at a material cost or cease using the technology or product in dispute. The presence of patents or other proprietary rights belonging to other parties may lead to the termination of the research and development of a particular product.

         Our long-term success largely depends on our ability to market technologically competitive products. If we fail to obtain or maintain intellectual property protections we may not be able to prevent third parties from using our to-be-developed proprietary rights. Any future patent applications made by us may not result in issued patents. In the United States, patent applications are confidential until patents are issued, and because third parties may have filed patent applications for technology which we have targeted for development without us being aware of those applications, our future patent applications, if and when made, may not have priority over any patent applications of others. In addition, even if we are successful in the development of patentable products and secure such patents, the issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products or provide us with any competitive advantage. If a third party initiates litigation regarding our to-be-developed products or patents, our collaborators' patents, or those patents for which we may have acquired license rights, and is successful, our business prospects would be materially adversely affected.

We may be unsuccessful in expanding our operations through joint ventures or strategic alliances which could adversely affect our future prospects. Likewise, we may seek to make acquisitions which could divert management time and ultimately fail to have any benefit to our proposed plan of operations.

         We may choose to expand our operations by entering into joint ventures or other strategic alliances with third parties. Any such transaction would be accompanied by the risks commonly encountered in such transactions. These include, among others, the difficulty of assimilating the operations and personnel and other various factors. There can be no assurance that we will be successful in overcoming these risks or any other problems encountered in connection with joint ventures or other strategic alliances, or that such transactions will not have a material adverse effect on our business, financial condition and results of operations.

         In addition, we may make acquisitions with cash or with stock or a combination thereof. If we do make any such acquisitions, various associated risks may be encountered, including potential dilution to our existing shareholders, possible goodwill amortization which could negatively effect our earnings, assuming we ever achieve any level of profitability of which there is no assurance, diversion of management's attention, possible regulatory costs and unanticipated problems or liabilities, some or all of which could have a materially adverse effect on our financial condition or results of operations.

There is only a limited public market for our shares, and if an active market does not develop, investors may have difficulty selling their shares

         There is a limited public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or how liquid that trading market might become. If a trading market does not develop or is not sustained, it may be difficult for investors to sell shares of our common stock at a price that is attractive. As a result, an investment in our common stock may be illiquid and investors may not be able to liquidate their investment readily or at all when he/she desires to sell.

               DISEASE SCIENCES, INC. 2000 MANAGEMENT AND DIRECTOR
                     EQUITY INCENTIVE AND COMPENSATION PLAN

         In August 2000, our Board of Directors adopted our 2000 Management and Director Equity Incentive and Compensation Plan (the "Plan"). We have filed an Information Statement with the SEC related to the approval of the Plan, as subsequently amended by our Board of Directors, by a majority of our shareholders which is expected to occur on August 15, 2001. The purpose of the Plan is to advance our interests and those of our shareholders by providing a means of attracting and retaining key employees, directors and consultants. In order to serve this purpose, we believe this Plan encourages and enables key employees, directors and consultants to participate in our future prosperity and growth by providing them with incentives and compensation based on our performance, development and financial success. Participants in the Plan may include our officers, directors, other key employees and consultants who have responsibilities affecting our management, development or financial success.

         We have reserved an aggregate of 10,000,000 shares of common stock for issuance under the Plan. At July 31, 2001 we had granted options under our 2000 Management and Director Equity Incentive and Compensation Plan to purchase 2,250,000 shares of our common stock. Until such time as we have completed an initial public offering, our Board of Directors (or at their discretion a committee of our board members) administers the Plan including, without limitation, the selection of recipients of awards under the Plan, the granting of stock options, restricted share or performance shares, the determination of the terms and conditions of any such awards, the interpretation of the Plan and any other action they deem appropriate in connection with the administration of the Plan. Following such initial public offering, the Plan will be administered by a committee of our board of directors who will be comprised of not less than two non-employee directors.

         Awards may be made under the Plan in the form of Plan options, shares of our common stock subject to a vesting schedule based upon certain performance objectives ("performance shares") and shares subject to a vesting schedule based on the recipient's continued employment ("restricted shares"). Plan options may either be options qualifying as incentive stock options under Section 422 of the IRS Code, or options that do not so qualify. Any incentive stock option granted under our Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant. Only persons who are our officers or other key employees are eligible to receive incentive stock options and performance share grants. Any non-qualified stock option granted under our Plan must provide for an exercise price of not less than 50% of the fair market value of the underlying shares on the date of such grant.

         The term of each Plan option and the manner in which it may be exercised is determined by the Board of Directors, provided that no Plan option may be exercisable more than three years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. The exercise price of the stock options may be paid in either:

         -        cash, or

         - delivery of unrestricted shares of our common stock having a fair market value on the date of delivery equal to the exercise price, or

         - surrender of shares of our common stock subject to the stock option which has a fair market value equal to the total exercise price at the time of exercise, or

         -        a combination of the foregoing methods.

         All Plan options are non-assignable and nontransferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. At the discretion of the Board of Directors, it may approve the irrevocable transfer, without payment, of non-qualified options to the option holder's spouse, children, grandchildren, nieces or nephews, or to the trustee of a trust for the principal benefit of one or more such persons, or to a partnership whose partners are one or more of such persons. If an optionee's employment is terminated for any reason, other than due to his or her death, disability or termination for cause, or if an optionee is not our employee but is a member of our Board of Directors and his or her service as a director is terminated for any reason, other than due to his or her death or disability, the Plan option granted may be exercised on the earlier of the expiration date or 90 days following the date of termination. If the optionee dies during the term of his or her employment, the Plan option granted to him or her shall lapse to the extent unexercised on the earlier of the expiration date of the Plan option or the date one year following the date of the optionee's death. If the optionee's employment, membership on the Board of Directors or engagement as a consultant terminates by reason of the optionee's retirement, then the Plan option granted may be exercised until the earlier of 90 days following the date of termination or the expiration date. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the IRS Code, the Plan option granted to him or her lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

         At the time of the restricted share grant, the Board of Directors may determine the vesting schedule of such shares and that after vesting, such shares may be further restricted as to transferability or be subject to repurchase by us or forfeiture upon the occurrence of certain events. Awards of restricted shares must be accepted by the participant within 30 days of the grant.

         At the time of the award of performance shares, the Board of Directors shall establish a range of performance goals to be achieved during the performance period including, without limitation, earnings, return on capital, or any performance goal approved by our stockholders in accordance with Section 162(m) of the IRS Code. Attainment of the highest performance goal for the performance period will earn 100% of the performance shares awarded for the performance period; failure to attain the lowest performance goal will result in the participant earning no performance shares. Attainment of the performance goals will be calculated from our financial statements, excluding changes in federal income tax rates and the effect of non-recurring and extraordinary items. The performance goals may vary for difference performance periods and need not be the same for each participant receiving an award during a performance period.

         If the participant's employment by us, membership on our Board of Directors, or engagement by us as a consultant is terminated before the end of any performance period, or upon the participant's death, retirement or disability, the Board of Directors, taking into consideration the performance of such participant and our performance over the performance period, may authorize the issuance to the participant or his or her legal representative or designated beneficiary all or a portion of the performance shares which would have been issued to him or her had the participant's employment, board membership or consulting engagement continued to the end of the performance period. If the participant's employment, board membership or consulting engagement terminates before the end of the performance period for any other reason, all performance shares are forfeited.

         Notwithstanding the foregoing, but subject to any stockholder approval or other requirements of Section 162(m) of the IRS Code, the Board of Directors in its discretion and as determined at the time of award of the performance shares, may provide the participant with the option of receiving cash in lieu of the performance shares in an amount determined at the time of award including, without limitation, by one or more of the following methods:

         - the fair market value of the number of shares subject to the performance shares agreement on the date of award, or

         - part or all of any increase in the fair market value since such date, or

         - part or all of any dividends paid or payable on the number of shares subject to the performance share agreement, or

         - any other amounts which in the board's sole discretion are reasonably related to the achievement of the applicable performance goals, or

         -        any combination of the foregoing.

         The purchase price for restricted shares or performance shares granted under the Plan shall be set by the Board of Directors but may not be less than par value. Payment of the purchase price for the restricted shares or performance share may be made in either,

         -        cash, or

         - by delivery of unrestricted shares of our common stock having a fair market value on the date of such delivery equal to the total purchase price, or

         -        a combination of either of these methods.

         The restricted stock awards, performance stock awards and stock options are subject to accelerated vesting in the event of our change of control. We may, at our option, terminate all unexercised stock options 30 days after a change in control and pay to the participant holding these unexercised options cash in an amount equal to the difference between fair market value and the exercise price of the stock option. If the fair market value is less than the exercise price, we may terminate the options without payment to the holder. The per share purchase price of shares subject to Plan options granted under the Plan or related to performance share awards or restricted share awards may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of such option or award. No participant in our Plan has any rights as a stockholder until the shares subject to the Plan options or stock awards have been duly issued and delivered to him or her.

         We have an option to purchase any shares of our common stock which have been issued to Plan participants pursuant to restricted stock awards, performance stock awards or stock options if the participant ceases to be our employee, a member of our Board of Directors or a consultant to us for any reason. We must exercise our repurchase right at the time of termination. The purchase price for any shares we repurchase will be equal to the fair market value of the our total stockholder's equity divided by the total outstanding shares of our common stock on the last day of that calendar month, calculated on a fully-diluted basis. If we exercise our repurchase right, we much close the transaction within 20 days from the termination date. At closing, we are entitled to delivery a one-year promissory note as payment for the purchase price or, at our option, we may pay same in cash at closing.

         We also have a right of first refusal to meet the offer if the holder of any shares of our common stock awarded or issued pursuant to our Plan desires to sell such shares to a third party.

         The Board of Directors may amend, suspend or terminate our Plan at any time, except that no amendment shall be made which:

         - increases the total number of shares subject to the Plan or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization), or

         - affects outstanding Plan options or any exercise right thereunder, or

         -        extends the term of any Plan option beyond 10 years, or

         -        extends the termination date of the Plan.

         Unless the Plan shall be earlier suspended or terminated, the Plan shall terminate 10 years from the date of the Plan's adoption by our stockholders. Any such termination of our Plan shall not affect the validity of any Plan options previously granted thereunder.

Federal Income Tax Effects

         The following discussion applies to our Plan and is based on federal income tax laws and regulations in effect on June 30, 2001. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of state, local or foreign tax laws which may be applicable. Accordingly, any person receiving a grant under the Plan should consult with his or her own tax adviser.

         Our Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the IRS Code.

         An employee granted an incentive stock option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the incentive stock option over the option exercise price is an item of tax preference under Section 57(a)(3) of the IRS Code and may be subject to the alternative minimum tax imposed by Section 55 of the IRS Code. Upon disposition of stock acquired on exercise of an incentive stock option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the incentive stock option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the incentive stock option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an incentive stock option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive stock option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the incentive stock option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the incentive stock option is exercised, it may be necessary for the employee to amend his or her return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an incentive stock option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition.

         If the holder of an incentive stock option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the incentive stock option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the incentive stock option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the common stock is issued to the employee upon exercise of the incentive stock option. If an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

         In respect to the holder of non-qualified options, the option holder does not recognize taxable income on the date of the grant of the non-qualified option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. However, if the holder of non-qualified options is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1934, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

         In connection with the issuance of stock grants as compensation, the recipient must include in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock grants received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the stockholder to suit under that section. The rights of the recipient are treated as transferable if and when the recipient can sell, assign, pledge or otherwise transfer any interest in the stock grant to any person. Inasmuch as the recipient would not be subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 and the stock grant, upon receipt following satisfaction of condition prerequisites to receipt, will be presently transferable and not subject to a substantial risk of forfeiture, the recipient would be obligated to include in gross income the fair market value of the stock grant received once the conditions to receipt of the stock grant are satisfied.

Restrictions Under Federal Securities Laws

         The sale of our common stock issuable upon pursuant to our Plan must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater stockholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 promulgated under the Securities Act or other applicable exemption. Our officers, directors and 10% and greater stockholders may also be subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

                          SALES BY SELLING SHAREHOLDERS

         This prospectus covers shares of our common stock issuable upon the grant of restricted stock awards, performance stock awards or the exercise of options under our Plan and the subsequent resale of the shares of our common stock by selling shareholders who are our affiliates. The shares of our common stock being reoffered by our affiliates pursuant to this prospectus are deemed to be control shares as that term is defined in Rule 405 of the Securities Act.

         The following table sets forth,

         o the name of each selling shareholder who is our affiliate as that term is defined in the Securities Act,
         o the number of shares owned, and
         o the number of shares being registered for resale by each affiliated selling shareholder.
         o the percentage of our common stock to be owned by the affiliated selling shareholder following completion of such offering (based on 80,768,922 shares of our common stock outstanding at July 31,
           2001), and adjusted to give effect to the issuance of shares upon the exercise of the named affiliate selling shareholder's options to be offered hereby, but excludes shares issuable upon the exercise of any other option held by the affiliated selling shareholder or any shares issuable upon the exercise of any other person's options.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth in the following table. All of the shares being registered for resale under this prospectus for the selling shareholders may be offered hereby. Because the selling shareholders may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares being offered hereby that will be held by the selling shareholders upon termination of any offering made hereby. We have, therefore, for the purposes of the following table assumed that the selling shareholders will, if applicable, exercise the options described below, and sell all of the shares owned by them which are being offered hereby, but will not sell any other shares of our common stock that they presently own or which can be acquired upon the exercise of options granted outside of our Plan.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling shareholder is based upon the information contained in a record list of our shareholders at July 31, 2001.

                                                                                                   Percentage
                                                                            Shares to be           to be Owned
Name of Selling                     Number of             Shares to          Owned After             After
Shareholder                       Shares Owned           be Offered           Offering              Offering
-----------                       ------------           ----------         ------------           -----------
Dr. Wayne Goldstein              36,000,000 (1)           1,000,000          35,000,000                43.3
Brian S. John                    26,000,000 (2)           1,000,000          25,000,000                31.0%
                                                          ---------

         Total                                            2,000,000

(1) Includes shares of our common stock issuable upon the exercise of an option to purchase 1,000,000 shares of our common stock.

(2) Includes shares of our common stock issuable upon the exercise of an option to purchase 1,000,000 shares of our common stock.

                              PLAN OF DISTRIBUTION

         The information under this heading relates to resales of shares of our common stock covered by this prospectus by persons who are our "affiliates" as that term is defined under federal securities laws.

         The shares offered hereby by the selling shareholders may be resold and distributed from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. These sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods including, without limitation:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by a broker or dealer for its account under this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - face-to-face or other direct transactions between the selling shareholders and purchasers without a broker-dealer or other intermediary; and

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sale. These broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with the sales. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 might be sold under Rule 144 rather than under this prospectus.

         In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out the positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell under this prospectus. The selling shareholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

         Information as to whether an underwriter(s) who may be selected by the selling shareholders, or any other broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters who may be selected by the selling shareholders, or any broker-dealer, acting as principal or agent for the selling shareholders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

         We have advised the selling shareholders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

         Sales of securities by us and the selling shareholders or even the potential of these sales may have a negative effect on the market price for shares of our common stock.

                            DESCRIPTION OF SECURITIES

Common Stock

         We are authorized to issue 100,000,000 shares of common stock, par value $.001 per share. As of July 31, 2001, there were 80,768,922 shares of common stock outstanding. All outstanding shares of common stock are validly authorized and issued, fully paid, and non-assessable.

         The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution, or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or other subscription rights to convert their shares into any other securities.

Preferred Stock

         Our Board of Directors has the authority, without further action by our shareholders, to issue 1,000,000 shares of preferred stock, in one or more series and to fix the privileges and rights of each series. These privileges and rights may be greater than those of the common stock. Our Board of Directors, without further shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. This type of "blank check preferred stock" makes it possible for us to issue preferred stock quickly with terms calculated to delay or prevent a change in our control or make removal of our management more difficult.

Transfer Agent

         The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co., Inc., 77 Memorial Parkway, Atlantic Highlands, NJ 07716.

                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for us by Atlas Pearlman, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301.

                                     EXPERTS

         The consolidated financial statements of Disease Sciences, Inc., formerly known as AuctionAnything.com, Inc. and subsidiaries as of January 31, 2001 and 2000 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended January 31, 2001 and 2000, incorporated by reference in this prospectus have been audited by Feldman Sherb & Co., P.C., independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

         The audited financial statements of Disease S.I., Inc. for the period from inception (April 17, 2001) through April 30, 2001 incorporated by reference in this prospectus have been audited by Feldman Sherb & Co., P.C., independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

                                 INDEMNIFICATION

         Section 145 of the General Corporation Law of Delaware, under which we are incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         Our certificate of incorporation and by-laws require us to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         We have filed with the SEC a registration statement on Form S-8. This prospectus is part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about Disease Sciences, Inc. and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, each of you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC as discussed below.

         We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until the offering is completed.

         - our annual report on Form 10-KSB for the fiscal year ended January 31, 2001, as amended on Form 10-KSB/A filed on August 16, 2001,

         - our quarterly report on Form 10-QSB for the quarter ended April 30, 2001,

         - our current reports on Form 8-K filed on June 6, 2001 and June 7, 2001,

         -        our current report on Form 8-K/A filed on June 29, 2001,

         - our Definitive Information Statements filed on June 18, 2001, June 26, 2001 and July 23 2001; and

         -        our current report on Form 8-K/A as filed on July 26, 2001.

         Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

         Corporate Secretary
         Disease Sciences, Inc.
         20283 State Road 7
         Suite 400
         Boca Raton, Florida  33498

Item 4.  Description of Securities

         A description of the our securities is set forth in the prospectus incorporated as a part of this registration statement.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of Delaware, under which jurisdiction we are incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         Our certificate of incorporation and by-laws require us to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Item 7.  Exemption From Registration Claimed

         Persons eligible to receive restricted stock awards or grants of non-qualified stock options will have an existing relationship with us and will have access to comprehensive information about us to enable them to make an informed investment decision. The recipient must express an investment intent and consent to the imprinting of a legend on the securities restricting their transferability except in compliance with applicable securities laws. Disease Sciences claims the exemption from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

Item 8.  Exhibits

4 Disease Sciences, Inc. 2000 Management and Director Equity Incentive and Compensation Plan (1)

5        Opinion of Atlas Pearlman, P.A.

23.1     Consent of Feldman Sherb & Co., P.C.

23.2     Consent of Atlas Pearlman, P.A. (included in Exhibit 5)

(1) Incorporated by reference to the Information Statement on Form 14-C filed with the Securities and Exchange Commission on July 23, 2001.

Item 9.  Undertakings

         The Registrant will:

        1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  i. Include any prospectus required by section 10(a)(3) of the Securities Act;

                  ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  iii. Include any additional or changed material information on the plan of distribution.

         2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton and the State of Florida, on the 15th day of August, 2001.

                                           DISEASE SCIENCES, INC.


                                  By:      /s/ Dr. Wayne Goldstein
                                           -------------------------------------
                                           Dr. Wayne Goldstein
                                           Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature               Title                                   Date

/s/ Dr. Wayne Goldstein          President, Chief Executive
-----------------------          Officer and Director
Dr. Wayne Goldstein                                              August 15, 2001



/s/ Brian S. John                Chief Financial Officer,
-----------------------          Principal Accounting Officer
Brian S. John                    and Director                    August 15, 2001


/s/ Bryant Villeponteau          Chief Scientific Officer
--------------------------       and Director
Bryant Villeponteau, Ph.D.                                       August 15, 2001

                                  EXHIBIT INDEX


         Exhibit No.     Description

         5               Opinion of Atlas Pearlman, P.A.

         23.1            Consent of Feldman Sherb & Co., P.C.

         23.2            Consent of Atlas Pearlman, P.A. (included in Exhibit 5)